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                                [GRAPHIC] INVESCO
                                 CODE OF ETHICS

                                                                 January 1, 2005

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                                TABLE OF CONTENTS

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
INTRODUCTION................................................      2

DEFINITIONS.................................................      2

SELF-COMPLIANCE.............................................      4

PRINCIPLES GOVERNING PERSONAL INVESTMENTS...................      4

INVESTMENT RESTRICTIONS.....................................      5
      -     All Employees
      -     Access Employees

PRE-CLEARANCE OF TRADES.....................................      7
      -     All Employees
      -     Access Employees

NEW HIRE HOLDINGS REPORT....................................      9
      -     All Employees
      -     Access Employees

QUARTERLY SECURITIES TRANSACTION REPORT.....................     10
      -     All Employees
      -     Access Employees

ANNUAL HOLDINGS REPORT......................................     11
      -     All Employees
      -     Access Employees

REPORTING OPENING/CLOSING OF ACCOUNTS.......................     13

ADMINISTRATIVE PROCEDURES...................................     13

OUTSIDE ACTIVITIES..........................................     15

GIFTS.......................................................     15

AMVESCAP CODE OF CONDUCT....................................     15

APPENDICES..................................................     16
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      A.    Pre-clearance Officers

      B.    Self-Compliance Checklist

      C.    AMVESCAP Pre-clearance Guide

      D.    Pre-clearance Report

      E.    New Hire Holdings/New Account Opening/Annual Holdings Report

      F.    Quarterly Securities Transaction Report

      G.    Compliance Questionnaire

      H.    Outside Activities Report

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                                  INTRODUCTION

INVESCO Institutional (N.A.), Inc., its subsidiaries, and INVESCO Global Asset Management (N.A.), Inc. ("INVESCO") understand that it is a privilege to manage client assets. As investment managers, we are fiduciaries to our clients. And, as fiduciaries, we must always seek to put our clients' best interests first, avoiding any appearance of impropriety arising from conflicts of interest.

The Code of Ethics ("Code") has been adopted by INVESCO North America's Risk Management Committee ("RMC") and applies to all directors, officers and employees of INVESCO. The Code covers personal securities Transactions by INVESCO directors, officers, employees, members of their immediate families, persons who reside with them and relatives who are supported by them.

Administration of the Code is the responsibility of our Compliance Officers. Enforcement of the Code is the responsibility of the RMC. Our Compliance Officers are responsible for reviewing and investigating any reported or suspected violations of the Code and reporting their findings to the RMC. If the investigation discloses that a violation has occurred, the RMC will determine appropriate actions and sanctions, which may include termination of employment.

The RMC believes that compliance with the Code will help prevent actual or perceived conflicts of interest caused by personal securities Transactions. The RMC also believes that the Code is reasonable and that it is not overly restrictive.

From time to time, the Code may be revised. If you have any questions regarding the Code, please contact one of our Compliance Officers.

                                   DEFINITIONS

Whenever used in the Code, and unless the context indicates otherwise, the following terms have the following meanings:

1.    "Employee" means every officer, director or person employed by INVESCO.

2.    "Access Employees" include:

      a. all INVESCO Employees with access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client, including "Reportable Mutual Funds," defined below.

      b. all INVESCO Employees involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic.

      c.    all INVESCO directors and officers.

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The Chief Compliance Officer shall have final authority to determine who is an
Access Employee, Non-Access Employee, or Exempt Employee. Employees will be advised as to their status.

3. "Non-Access Employees" include all Employees who are not Access Employees and are not Exempt Employees.

4. "Exempt Employees" include certain non-resident, temporary and part-time employees and consultants who are notified by a Compliance Officer that they are exempt from the Code.

5. "Pre-clearance Officer" means Employees designated by the Chief Compliance Officer to pre-clear personal securities Transactions (see Appendix A).

6. "Restricted List" means the list that the investment department provides to the Compliance Department, which includes those Securities that are being purchased or sold for client accounts and Securities that are prohibited from purchase or sale by client accounts or Employees for various reasons (e.g., large concentrated ownership positions or possession of material, non-public information).

7. "Reportable Mutual Fund" means any registered investment company (mutual fund) that INVESCO advises or sub-advises. Reportable Mutual Funds will be posted in the Legal and Compliance section of the INVESCO Website: http://atlas.amvescap.com/usinst/reportable_mutual_funds.pdf.

8. "Exempt Securities." means the Securities listed below. "Security" or "non-exempt Security" means ALL Securities EXCEPT those listed below.

      a. shares of registered open-end investment companies (mutual funds) except for Reportable Mutual Funds (shown on the INVESCO Website);

      b. direct obligations of the U.S. Government (but not its agencies or instrumentalities, e.g., FNMA or GNMA, etc.);

      c.    bankers' acceptances;

      d.    bank certificates of deposit;

      e.    commercial paper;

      f. money market instruments, including repurchase agreements and other high quality short-term debt instruments;

      g.    shares of Exchange Traded Funds.

      h. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Mutual Funds.

      i. "Accounts," "Securities," "Investments," and "Transactions" refer to:

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      j.    an Employee's own account, securities, investments or transactions;

      k. an account, securities, investments, or transactions in which an Employee has a beneficial interest and can influence investment decisions;

      l. a personal account, security, investment, or transaction of a member of the Employee's household; or over which an Employee exercises investment discretion in a capacity other than as an Employee.

      m.    "Transactions" shall include transfers by gift.

                                 SELF-COMPLIANCE

SELF-COMPLIANCE CHECKLIST - ALL EMPLOYEES

Since many Transactions do not require pre-clearance through a Compliance Officer, Employees receive no advance warning or other compliance alert reminding them that a particular Transaction is prohibited or that other restrictions apply. Although Compliance Officers will monitor compliance after-the-fact, Employees are charged with responsibility for refraining from prohibited Transactions and for complying with the provisions described in this code. Employees will be held responsible for their own self compliance with these restrictions. Employees should use the Self Compliance Checklist found at Appendix B before making personal trades and before recommending trades to clients that may involve conflicts of interest.

                    PRINCIPLES GOVERNING PERSONAL INVESTMENTS

CONFLICTS OF INTEREST - PRIORITY OF CLIENT INTERESTS

Employees must give priority to the interests of INVESCO clients over their own interests in making personal investments. No Employee may knowingly buy, sell or dispose of a personal Securities investment that would favor, or appear to favor his or her interests above the interests of INVESCO clients.

Unless the answer to the below questions is a confident "NO", an employee should not make an investment.

      - "Will the investment cause my economic interest to conflict, or appear to conflict, with the interests of an INVESCO client either now or at some later time?"

      - "Would I be embarrassed if The Wall Street Journal had an article regarding my personal investment?"

      - "Would I be embarrassed to discuss the matter with my mother or father?"

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DISCLOSURE OF CONFLICTS

Before an Employee engages in a personal transaction involving a potential conflict of interest with a client, such Access Employee will disclose to a Compliance Officer all relevant details of the possible conflict or appearance of conflict. Likewise, before an Access Employee recommends, directs, executes or otherwise participates in recommending or executing any Security transaction involving an INVESCO client, such Access Employee will disclose to a Compliance Officer all relevant details concerning any possible conflict, or appearance of conflict, between his or her previously existing personal investments and the interests of an INVESCO client.

For example, the capitalization and trading volume of a Security owned by an Access Employee may be relevant in determining whether there is a possible conflict of interest if that Access Employee participates in a decision to buy or sell that Security for an INVESCO client. Moreover, an Access Employee is expected to use common sense and professional judgment to determine if he or she should disclose personal information as a possible basis for conflict of interest.

USE OF INVESCO INFLUENCE OR MATERIAL NON-PUBLIC INFORMATION

No Employee will use the influence of his or her position to obtain a personal trading advantage. Likewise, no Employee will trade or recommend trading in Securities on the basis of material non-public information. Employees are subject to the provisions of INVESCO's Policies and Procedures regarding Insider Trading Activity.

NO RECOMMENDATIONS TO CLIENTS OF PRIVATE PLACEMENTS PERSONALLY OWNED

In the event that an Employee is granted permission to make a personal investment in a non-public Security or Securities obtained pursuant to a private placement, that Employee will not participate in the consideration of whether clients should invest in that issuer's public or non-public Securities. Such consideration will be subject to independent review by investment personnel with no personal investment in that issuer.

                             INVESTMENT RESTRICTIONS

                                  ALL EMPLOYEES

INITIAL PUBLIC OFFERINGS

No Employee will purchase any Security in an initial public offering.

AMVESCAP SECURITIES

No employee may effect short sales of AMVESCAP Securities.

Transactions in AMVESCAP Securities are subject to pre-clearance regardless of the size of the Transaction, and are subject to "black-out" periods established by AMVESCAP and holding

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periods prescribed under the terms of the agreement or program under which they were received. See Appendix C.

PARALLEL INVESTING NOT RESTRICTED

Subject to the provisions of this Code, Employees may own the same Securities as those acquired by INVESCO for its clients.

                                ACCESS EMPLOYEES

BLACK-OUT PERIOD - CERTAIN ACCESS EMPLOYEES

Access Employees who are portfolio managers, and analysts supporting the portfolio manager are prohibited from knowingly buying or selling a Security within seven (7) calendar days before and seven (7) calendar days after a client that he or she manages trades in that Security. However, in the case of a Program Trade or Blind Principal Bid, which is determined to have resulted from an event rather than a discretionary decision, the portfolio manager and analysts supporting the portfolio manager whose clients purchased or sold Securities in the Program Trade or Blind Principal Bid are not restricted to the seven (7) calendar day prohibition mentioned above, but are restricted from buying within one (1) calendar day before and one (1) calendar day after a client.

SHORT SALES - ALL ACCESS EMPLOYEES

Access Employees may not effect short sales of Securities in their personal accounts if the clients for whom funds they manage are long these Securities.

SHORT-TERM TRADING - ALL ACCESS EMPLOYEES

The RMC believes that Access Employees should not profit in the purchase and sale, or short sale and cover of the same Security within 60 calendar days. While the RMC recognizes that short term trading strategies are generally well within the parameters of existing legal requirements, a general prohibition on short term trading profits (i.e., the purchase and sale, or short sale and cover of the same or equivalent Securities within 60 calendar days) can serve as an important safeguard device against allegations of conflicts of interest (e.g., front running client transactions). Accordingly, the prohibition against short term trading profits is designed to minimize the possibility that Access Employees will capitalize inappropriately on the market impact of trades involving client transactions to which they may be privy.

The RMC believes that this policy will help to reduce allegations of conflicts of interest. In certain circumstances, and as determined on a case-by-case basis, exceptions may be allowed at the discretion of the Chief Compliance Officer when no abuse is involved and the fairness of the situation strongly supports an exemption.

Access Employees who breach the above policies may be subject to certain sanctions including, but not limited to, reprimand, disgorgement of profits, suspension and termination of employment.

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Short-term trading profits obtained in an Account from the exercise of employee stock options and the subsequent sale of the underlying stock are exempt from this prohibition and are, instead, viewed as a form of employee compensation.

RESTRICTED LIST SECURITIES - ALL ACCESS EMPLOYEES

Access Employees requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.

                             PRE-CLEARANCE OF TRADES

                                  ALL EMPLOYEES

AMVESCAP SHARES

Access and Non-access employees shall pre-clear purchases, sales, or other acquisition or disposal of AMVESCAP shares. Charitable contributions and any other transactions in AMVESCAP shares by gift must be pre-cleared. See Appendix C.

PRIVATE PLACEMENTS

Access and Non-access employees shall pre-clear purchases, sales, or other acquisition or disposal of Private Placement Units. See Appendix C.

CHARITABLE CONTRIBUTIONS AND GIFTS

The pre-clearance provisions described in the "Pre-clearance of Trades" section of this Code apply to charitable contributions of Securities and other Securities Transactions by gift the same as if such transactions were purchases and sales.

EXCEPTIONS TO PRE-CLEARANCE REQUIREMENTS

It is not necessary to obtain pre-clearance for the following investments:

      -     Transactions in Exempt Securities

      -     Transactions in Reportable Mutual Funds

      - Transactions made by an independent fiduciary (i.e., a discretionary account managed by persons who are not Access Employees) for an Account.

      - Securities PURCHASED through an automatic deduction program where someone other than the Access Employee controls the timing of purchases. (However, SALES of these Securities are subject to the pre-clearance procedures)

      - PURCHASES that are part of an automatic dividend reinvestment plan, and purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer. (However, SALES of these Securities are subject to the pre-clearance procedures)

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                                ACCESS EMPLOYEES

SECURITIES TRANSACTIONS EXCEEDING $100,000

Access Employees are required to pre-clear all Transactions exceeding $100,000 involving equity and fixed income Securities, options, or futures.

TWO OR MORE SECURITIES TRANSACTIONS WITHIN FIVE BUSINESS DAYS

Access Employees effecting Transactions in the same equity or fixed income Security within five business days of the last transaction in that Security must obtain pre-clearance approval regardless of the size of the transaction. Likewise, Access Employees effecting Transactions in the same issue, whether in a stock, or a derivative of that stock, such as an option or a future on that specific stock, within five business days of the last transaction in that same stock, future or option must obtain pre-clearance approval regardless of the size of the transaction.

RECAP: PRE-CLEAR OPTIONS AND FUTURES EXCEEDING $100,000

Access Employees are required to pre-clear all Transactions exceeding $100,000 of notional value involving options or futures.

                           OTHER PRE-CLEARANCE ISSUES

RECAP: WHEN NO DE MINIMUS APPLIES

Pre-clearance is required regardless of the size of the transaction:

      -     for investments in AMVESCAP

      -     for Transactions in non-public securities or private placements

      - for Access Persons making two or more Transactions in the same stock (or in a derivative of the same stock, such as options or futures on such stocks) within five business days of one another.

EVALUATION AND RESPONSE TO REQUEST FOR PRE-CLEARANCE

A Pre-clearance Officer will evaluate a request for pre-clearance and consider whether the transaction would violate any provisions of the Code. A Pre-clearance Officer's response to the request for pre-clearance will include:

      - Making a telephone call to or advising the Access Employee by email that his or her request is approved or denied, and

      - Filing a copy of the pre-clearance form with the Compliance Department (a sample copy of which is included as Appendix D).

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TIME FOR WHICH A TRANSACTION IS APPROVED

An Access Employee who is required to obtain pre-clearance may authorize his or her broker to execute a transaction only on the day on which approval for that transaction is given. If the transaction is not completed on that day, the Access Employee must again obtain pre-clearance for the transaction on each day that the Access Employee would like to effect the transaction.

                            NEW HIRE HOLDINGS REPORT

                                  ALL EMPLOYEES

REPORTING AMVESCAP SECURITIES

Access and Non-Access Employees must submit a New Hire Holdings Report if they own AMVESCAP securities. Time periods, and report forms described above for Access Employees apply for reporting these Transactions.

REPORTING PRIVATE PLACEMENTS

Access and Non-Access Employees must submit a New Hire Holdings Report if they own non-public securities. Time periods, and report forms described above for Access Employees apply for reporting these Transactions.

                                ACCESS EMPLOYEES

GENERALLY

Within ten (10) calendar days of their employment start date, Access Employees must complete and submit the New Hire Holdings Report (see Appendix E) which describes brokerage account information and all Securities holdings as of any date within forty-five (45) days prior to the date of hire. Exempt Securities need not be included on the Holdings Report. Access Employees who fail to submit the report within ten (10) calendar days of their employment start date will be prohibited from engaging in any personal Securities Transactions until such report is submitted.

ATTACHING ACCOUNT STATEMENTS

Access Employees may report Securities holdings by attaching a copy of their most recent account statement(s) as provided to them by their broker, bank, or other custodian.

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REPORTING SECURITIES HOLDINGS NOT SHOWN ON PRIMARY BROKERAGE ACCOUNT STATEMENTS

If an Access Employee has Securities holdings that are not shown on brokerage confirmations and statements, the Access Employee must manually report these Holdings on the New Hire Holdings Report (Appendix E), or attach other statements containing the required information. Examples of Securities holdings not necessarily included in the Access Employees primary brokerage statements include Securities purchased directly from an issuer, Securities granted by a prior employer, or Securities holdings where the Access Employee holds physical stock or bond certificates.

REPORTING CERTAIN MUTUAL FUND HOLDINGS

If an Access Employee holds mutual funds defined as Reportable Mutual Funds, the Access Employee must manually report these Securities holdings on the New Hire Holdings Report (Appendix E), or attach mutual fund statements containing the required information. Reportable Mutual Funds include only mutual funds that INVESCO advises or sub-advises. Reportable Mutual Funds will be posted in the Legal and Compliance section of the INVESCO Website, as follows: http://atlas.amvescap.com/usinst/reportable_mutual_funds.pdf.

                     QUARTERLY SECURITIES TRANSACTION REPORT

                                  ALL EMPLOYEES

REPORTING TRANSACTIONS IN AMVESCAP SECURITIES

Access and Non-Access Employees must include Transactions in AMVESCAP securities transactions on their Quarterly Transaction Reports (Appendix F). Time periods, and report forms described above for Access Employees apply for all Access and Non-Access Employees reporting these Transactions. Charitable contributions and any other transactions in AMVESCAP shares by gift must be pre-cleared. See Appendix C.

REPORTING TRANSACTIONS IN PRIVATE PLACEMENTS

Access and Non-Access Employees must include Transactions in private placement transactions on their Quarterly Transaction Report (Appendix F). Time periods, and report forms described above for Access Employees apply for all Access and Non-Access Employees reporting these Transactions.

CHARITABLE CONTRIBUTIONS AND GIFTS

The reporting provisions described in the "Quarterly Transaction Reporting" section of this Code apply to charitable contributions of Securities and other Securities Transactions by gift the same as if such transactions were purchases and sales.

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                                ACCESS EMPLOYEES

GENERALLY

Within thirty (30) days of the end of each calendar quarter, Access Employees shall submit the Quarterly Securities Transactions Report (see Appendix F) which describes all Securities Transactions made during the previous quarter.

In lieu of submitting this report, Access Employees may arrange to have duplicate copies of their confirmations and statements forwarded directly to the Compliance Department by the broker-dealers or banks where their Accounts are maintained.

At the close of each calendar quarter, the Compliance Department will send a reminder to Access Employees who have not made arrangements to have duplicate copies of confirmations and statements forwarded to the Compliance Department.

STOCK TRANSACTIONS NOT SHOWN ON PRIMARY BROKERAGE STATEMENTS

If an Access Employee has Transactions in any Securities that are not shown on the brokerage duplicate confirmations and statements routinely provided by the broker to the Compliance Department, the Access Employee must manually report these Transactions on Quarterly Transaction Reports (Appendix F), or attach other documents containing the required information. Examples of such Transactions include sales of Securities purchased directly from an issuer, Securities granted by a prior employer, or Securities where the Access Employee holds physical certificates.

MUTUAL FUND TRANSACTIONS

If an Access Employee has Transactions in mutual funds that have been defined in this code as Reportable Mutual Funds, they must manually report them on the Quarterly Transaction Report (Appendix F), or arrange for duplicate copies of mutual fund confirmations and statements to be sent directly to the Compliance Department. Reportable Mutual Funds include only mutual funds that INVESCO advises or subadvises. Those mutual funds considered Reportable Mutual Funds will be posted in the Legal and Compliance section of the INVESCO Website, as follows:
http://atlas.amvescap.com/usinst/reportable_mutual_funds.pdf.

                             ANNUAL HOLDINGS REPORT

                                  ALL EMPLOYEES

REPORTING AMVESCAP SECURITIES

Access and Non-Access Employees must submit an Annual Holdings Report if they own AMVESCAP securities. Time periods, and report forms described above for Access Employees apply for reporting these Transactions.

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REPORTING PRIVATE PLACEMENTS

Access and Non-Access Employees must submit an Annual Holdings Report if they own non-public securities. Time periods, and report forms described above for Access Employees apply for reporting these Transactions.

                                ACCESS EMPLOYEES

GENERALLY

At the close of each calendar year, the Compliance Department will forward a copy of the Securities Holdings Report (see Appendix E) to Access Employees. Within forty-five (45) calendar days of the end of each calendar year, Access Employees must complete and return to the Compliance Department the Annual Report, which describes all Securities accounts and Securities holdings as of December 31 of the year reported.

Access Employees need not attach a copy of their most recent brokerage account statement(s) if the Compliance Department is already receiving monthly statements directly from the broker, bank or custodian.

REPORTING SECURITIES HOLDINGS NOT SHOWN ON PRIMARY BROKERAGE ACCOUNT STATEMENTS

If an Access Employee has Securities holdings that are not shown on the brokerage duplicate statements routinely provided by the broker to the Compliance Department, the Access Employee must manually report these Holdings on the Annual Holdings Report (Appendix E), or attach other statements containing the required information. Examples of Securities holdings not necessarily included in an Access Employee's primary brokerage statements include Securities purchased directly from an issuer, Securities granted by a prior employer, or Securities holdings where the Access Employee holds physical stock or bond certificates.

MUTUAL FUND HOLDINGS

If an Access Employee holds mutual funds defined as Reportable Mutual Funds, and the Access Employee has not already arranged to have duplicate mutual fund confirmations and statements sent to the Compliance Department, the Access Employee must manually report these Securities holdings on the Annual Holdings Report (Appendix E), or attach mutual fund statements containing the required information. Reportable Mutual Funds include only mutual funds that INVESCO advises or sub-advises. Reportable Mutual Funds will be posted in the Legal and Compliance section of the INVESCO Website, as follows: http://atlas.amvescap.com/usinst/reportable_mutual_funds.pdf.

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                        REPORTING OPENING AND CLOSING OF
                  BROKERAGE OR REPORTABLE MUTUAL FUND ACCOUNTS

                                ACCESS EMPLOYEES

OPENING NEW BROKERAGE ACCOUNTS

Within ten (10) days of opening a new brokerage account, Access Employees shall submit a Securities Holdings Report (see Appendix E) providing all required information about the new account, and reporting the holdings in the new account, if any.

REPORTING INITIAL INVESTMENTS IN REPORTABLE MUTUAL FUNDS

Within ten (10) days of investing for the first time in a mutual fund that is considered a Reportable Mutual Fund, Access Employees shall submit a Securities Holdings Report (see Appendix E) providing all required information. Reportable Mutual Funds include only mutual funds that INVESCO advises or sub-advises. Reportable Mutual Funds will be posted in the Legal and Compliance section of the INVESCO Website, as follows: http://atlas.amvescap.com/usinst/reportable_mutual_funds.pdf.

ATTACHING CONFIRMATIONS

Access Employees may report Securities holdings in the new account by attaching a copy of the opening investment confirmations provided to them by the broker or mutual fund.

ARRANGING FOR DUPLICATE CONFIRMATIONS AND STATEMENTS TO BE SENT TO THE COMPLIANCE DEPARTMENT

Access Employees who do not want to manually record quarterly transactions on Quarterly Transactions Reports should arrange to have duplicate copies of their confirmations and statements forwarded directly to the Compliance Department.

REPORTING CLOSING OF ACCOUNTS

Access Employees should report closing of brokerage or Reportable Mutual Fund accounts at the time they are closed.

                            ADMINISTRATIVE PROCEDURES

COMPLIANCE OFFICER DISCRETION TO MAKE EXCEPTIONS

Because all fact situations cannot be contemplated, INVESCO's Chief Compliance Officer retains the authority to permit exceptions to the above policies and procedures when to do so is not inconsistent with the interests of INVESCO and its clients.

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COMPLIANCE DEPARTMENT ADMINISTRATION AND REVIEW

In order to ensure observance of these policies and procedures relating to personal investments, INVESCO's Chief Compliance Officer and the Compliance Department will:

      - Provide Employees with a link to where the Web site for the INVESCO Code of Ethics can be found;

      - Obtain certifications from employees that they have read and understood the policies and procedures contained in the INVESCO Code of Ethics and AMVESCAP Code of Conduct (see Appendix G), annually, and when an Employee is first hired;

      - Obtain answers to Questionnaires from employees (see Appendix G), annually, and when an Employee is first hired;

      - Obtain outside activity reports from employees (see Appendix H), annually, and when an Employee is first hired;

      - Provide educational programs to familiarize Employees with relevant policies and procedures;

      - Reconcile pre-clearance approvals with Quarterly Report and Annual Holding Reports;

      - Take appropriate actions to ensure compliance with the policies and procedures of the Code; and

      - Maintain and review records related to personal Securities Transactions and compares personal Transactions with INVESCO client transactions and holdings.

      -     Review the Code on a regular basis and update as necessary.

RISK MANAGEMENT COMMITTEE ENFORCEMENT

The RMC will:

      - Set an example by their personal actions of compliance with the letter and spirit of the Code;

      - Require observance of the Code and, if such policies and procedures are violated, determine the appropriate sanction for the offender, which may include termination of employment;

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CONFIDENTIALITY

All information submitted to the INVESCO Compliance Department pursuant to preclearance and post execution reporting procedures will be treated as confidential information. It may, however, be made available to governmental and Securities industry self-regulatory agencies with regulatory authority over INVESCO as well as to INVESCO's auditors and legal advisors, if appropriate.

                               OUTSIDE ACTIVITIES

Absent prior approval of the Compliance Department and the RMC, Employees may not serve as directors, officers or employees of unaffiliated public or private companies, whether for profit, or non-profit.

Employees shall submit an Outside Activities Report (Appendix G) prior to participating in outside activities, when hired, and annually when requested to by the Compliance Department.

                                      GIFTS

No Employee may receive or give any gift of more than de minimus value ($100) from any person or entity that does business with INVESCO. Employees who receive or would like to give a gift or other thing of more than de minimus value from any person or entity that does business with INVESCO should immediately contact a Compliance Officer to determine the proper disposition of such gift or whether giving such gift should be allowed.

                            AMVESCAP CODE OF CONDUCT

All Employees are subject to the AMVESCAP Code of Conduct and must abide by all its requirements.
http://www.amvescap.com/amvescap/about/code.of.conduct.2004.pdf.

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